Exhibit 99

FOREST LABORATORIES, INC. REPORTS SECOND QUARTER FISCAL YEAR 2011 EARNINGS PER SHARE OF $1.00

NEW YORK, October 19, 2010 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $1.00 in the second quarter of fiscal 2011.  Reported earnings per share in the second quarter of fiscal 2010 were $0.61 and included total net of tax charges of $0.24 per share related to the following: a new product license fee of $100.0 million, related to a product collaboration agreement with Nycomed for Daxas® (roflumilast); a charge of $20.0 million as part of a settlement with Caraco Pharmaceutical Laboratories for the legal proceedings related to Lexapro®; and the receipt of an upfront licensing payment of $40.0 million related to a product collaboration agreement with AstraZeneca for ceftaroline.

Net sales for the quarter increased 7.7% to $1,037.3 million, from $962.7 million in the year-ago period.  Sales of Lexapro (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $569.3 million during the quarter, essentially unchanged from the second quarter of the prior fiscal year.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $310.1 million during the quarter, an increase of 12.7% from $275.3 million reported in last year’s second quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, launched in January 2008, were $63.7 million, an increase of 56.5% from the year-ago period.  The Company’s newest product Savella® (milnacipran HCl), a selective serotonin norepinephrine reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $21.4 million.  Savella was launched in late April 2009 and sales in last year’s fiscal second quarter were $10.2 million.  Contract revenue decreased 16.2% to $42.4 million, principally due to a decrease of 14.5% in Benicar® (olmesartan medoxomil) co-promotion income to $39.9 million, compared to last year’s second quarter.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar by Forest ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Last year’s second quarter included other income of $41.2 million resulting from a $40.0 million upfront licensing payment from AstraZeneca.  Interest income of $8.5 million decreased from $9.4 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Cost of sales as a percentage of sales was 23.7% compared with 23.0% in last year’s second quarter.  Selling, general and administrative expense (SG&A) for the current quarter was $316.4 million, down slightly from the $324.9 million reported in the year-ago quarter, which included the $20 million payment to Caraco.  Excluding that charge, SG&A would have increased by 3.8%.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Bystolic and Savella.  Research and development spending for the current quarter was $154.5 million as compared to $263.1 million reported in the second quarter of the prior fiscal year.  Research and development spending in the prior year quarter included a charge of $100 million for an upfront license payment to Nycomed for the product collaboration agreement for Daxas.  Excluding such payment, R&D spending reported in the quarter decreased 5.3% versus the prior year.  The current quarter also included product development milestone payments of $3.0 million compared to $29.9 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $84.9 million, reflecting a quarterly effective tax rate of 22.9%.  Reported net income for the quarter ended September 30, 2010 was $286.1 million or $1.00 per share compared to $186.7 million or $0.61 in last year’s second quarter.

Diluted shares outstanding at September 30, 2010 were 287,491,000, a reduction of approximately 16.0 million shares compared to the year-ago period due mainly to the Company’s accelerated share repurchase program.

Six Month Results

Revenues for the six months ended September 30, 2010 increased 4.0% to $2.2 billion from $2.1 billion in the prior year.

Net income for the six months ended September 30, 2010 decreased 10.2% to $403.6 million from $449.6 million reported in the six months of the prior year.  Reported diluted earnings per share decreased 7.4% to $1.37 in the current year’s six months as compared to diluted earnings per share of $1.48 in last year’s six months.

Fiscal 2011 Guidance

The Company now expects that diluted earnings per share for the fiscal year ending March 31, 2011 will be in the range of $3.80 to $3.90, excluding the charges in the June quarter related to the settlement with the United States Department of Justice and the upfront licensing payment to TransTech Pharma and including the impact of the accelerated share repurchase transaction.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are pleased with the strong financial results of the Company in the just completed quarter and with the continued positive progress of our late-stage product development pipeline.  During the quarter the FDA Anti-Infective Drugs Advisory Committee unanimously voted to recommend approval of ceftaroline for the treatment of community acquired bacterial pneumonia (CABP) and for the treatment of acute bacterial skin and skin structure infections (ABSSSI).  If ceftaroline is approved, we plan to make this important new anti-infective therapy available to treat patients with severe respiratory and skin infections during the early part of calendar year 2011.  We filed a response to the FDA during the quarter addressing topics raised in the complete response letter received from the Agency regarding our New Drug Application (NDA) for Daxas.   Daxas is a phosphodiesterase 4 (PDE 4) enzyme inhibitor currently under review by the FDA as a potential treatment to reduce chronic obstructive pulmonary disease (COPD) exacerbations associated with chronic bronchitis in patients at risk for exacerbations.  If approved, Daxas would be the first new oral solid dosage formulation for the treatment of COPD.  We expect a response from the FDA during the first quarter of calendar year 2011.  Later this quarter we expect to receive results from a second ongoing Phase III clinical trial for aclidinium also for the treatment of patients with COPD.  Aclidinium is an inhaled long-acting muscarinic antagonist under study for the improvement of lung function in patients with COPD.  If the results from the trial are positive, our plan is to submit an NDA to the FDA for aclidinium during 2011.

Lastly, during the quarter we were pleased to announce, along with our partner Ironwood Pharmaceuticals, positive top-line results from the first of two Phase III clinical trials assessing the efficacy and safety of the investigational drug, linaclotide, as a potential treatment in patients with irritable bowel syndrome with constipation (IBS-C).  Later this quarter we expect to receive the results from a second Phase III clinical trial for linaclotide for the treatment of IBS-C.  If the results from the trial are positive, we plan to submit an NDA for linaclotide during 2011 based on the IBS-C trials, along with the two previously reported positive Phase III clinical trials for linaclotide as a potential treatment in patients with chronic constipation (CC).

We have worked diligently for a number of years to build a solid product development pipeline that will more than replace those currently marketed products that will decline following expiration of their marketing exclusivity over the next four years.  We successfully launched Bystolic in 2008 and Savella in 2009; we received approval from the FDA in June for Namenda XR® and have two NDA’s currently under review at the FDA for ceftaroline and Daxas.  We plan to file two additional NDA’s during 2011 for aclidinium and linaclotide and two more NDA’s during 2012 for cariprazine and F2695.  We are continually reviewing new compounds to add to our portfolio of product development opportunities and we expect to enter into additional development agreements during this and subsequent years.  We believe that our business strategy will deliver the sales and earnings necessary to replace and exceed the revenues lost due to the expiry of marketing exclusivity for Lexapro and Namenda.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2010	2009	2010	2009
Reported diluted earnings per share:	$1.00	$0.61	$1.37	$1.48
DOJ Investigations	-	-	0.39	-
Licensing payment to TransTech Pharma for glucose-lowering agents	-	-	0.17	-
Licensing payment to Nycomed for Daxas	-	0.33	-	0.33
Payment to Caraco related to Lexapro settlement	-	0.04	-	0.04
Licensing payment received from AstraZeneca for ceftaroline	-	(0.13)	-	(0.13)
Rounding	-	-	0.03	-
Adjusted Non-GAAP diluted earnings per share:	$1.00	$0.85	$1.96	$1.72

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until November 9, 2010 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 13010461.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas.  The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	THREE MONTHS		SIX MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	(In thousands, except per share amounts)
	2010	2009	2010	2009
Revenues:
Net sales	$1,037,264	$962,714	$2,057,390	$1,910,956
Contract revenue	42,402	50,590	82,206	98,299
Interest income	8,493	9,411	15,506	21,611
Other income		41,219		41,219
Net revenues	1,088,159	1,063,934	2,155,102	2,072,085

Costs and expenses:
Cost of goods sold	246,240	221,161	477,944	437,905
Selling, general and administrative	316,386	324,924	764,755	636,731
Research and development	154,511	263,079	374,168	410,205
	717,137	809,164	1,616,867	1,484,841

Income before income tax expense	371,022	254,770	538,235	587,244
Income tax expense	84,912	68,108	134,648	137,684
Net income	$286,110	$186,662	$403,587	$449,560

Net income per share:
Basic	$1.00	$0.62	$1.37	$1.48
Diluted	$1.00	$0.61	$1.37	$1.48

Weighted average number of shares outstanding:
Basic	287,401	302,983	294,139	302,952
Diluted	287,491	303,530	294,222	303,443